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                                                                     EXHIBIT 3.2

                                    [STAMP]




                            CERTIFICATE OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          CENTER STAR GOLD MINES, INC.
                              A NEVADA CORPORATION

         It is hereby certified that:

1.       The name of the corporation (the "CORPORATION") is Center Star Gold
         Mines, Inc.

2. The Articles of Incorporation of the Corporation are hereby amended as follows:

         A.       Article I is amended to read in its entirety as follows:



                                   "Article I
                                      Name


                  The name of the corporation is Link.com, Inc."

         B.       Article IV is amended to read in its entirety as follows:

                                   "Article IV
                                 Capitalization

                  The total number of shares of Common Stock of all classes of capital stock that the Corporation shall have authority to issue is Fifty Million (50,000,000), designated Common Stock, par value $0.001 per share (the "COMMON STOCK").

                  Every 4.5 shares of Common Stock, par value $0.001 per share, of the Corporation that are issued and outstanding at the time this Article IV becomes effective (the "ORIGINAL SHARES") shall automatically and without any further action on the part of the holder thereof be converted into one (1) share of the Company's $0.001 par value Common Stock (but rounded to the nearest whole share to avoid the issuance of fractional shares) upon this Article IV becoming effective. From and after the time this Article IV becomes effective, each share certificate representing Original Shares may be surrendered for a certificate representing the number of shares of Common Stock after giving effect to the 1-for-4.5 reverse split (but rounded to the nearest whole share to avoid the issuance of fractional shares); and the Corporation shall issue a certificate or certificates representing such number of shares of Common Stock to each holder of Original Shares upon the surrender of the certificate(s) representing such Original Shares, provided, however, that the surrender of the certificates representing Original Shares shall not be necessary to effect such conversion."




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3.       The number of shares of the Corporation outstanding at the time such amendments were presented to the shareholders for a vote was 50,000,000, all of which shares were entitled to vote on the adoption of such amendments. There were no shares of any class or series entitled to vote on the amendment as a class. Shareholders owning 26,647,522 shares, or approximately 53.3% of the 50,000,000 issued and outstanding shares, consented in writing to each of the foregoing amendments.

         EXECUTED this 31 day of March, 2000

                                              /s/ M. ROBERT RICE
                                              ----------------------------------
                                              M. Robert Rice, President


                                              /s/ ANDY W. MCBEE
                                              ----------------------------------
                                              Andy W. McBee, Assistant Secretary



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